Exhibit 10.1
THE ALTRIA GROUP, INC.
2025 PERFORMANCE INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

    ALTRIA GROUP, INC. (“Company”), a Virginia corporation, hereby grants to the employee identified in the Stock Award section of the Award Statement (“Employee”) under the Altria Group, Inc. 2025 Performance Incentive Plan (“Plan”) a restricted stock unit award (“Award”) with respect to the number of shares of Common Stock of the Company (“Common Stock”) set forth in the Stock Award section of the Award Statement (“RSUs”), all in accordance with and subject to the following terms and conditions of this Restricted Stock Unit Agreement (“Agreement”).
    1.    Definitions. Whenever the following terms are used in this Agreement, they will have the meanings set forth below. Capitalized terms not otherwise defined herein will have the same meanings as in the Plan.
(a)“Award Date” means the date on which the Award is granted to the Employee, as specified in the Award Statement.

(b)“Award Statement” means the written notice of a restricted stock unit award provided to the Employee by the Company.

(c)“Code” means the Internal Revenue Code of 1986, as amended.

(d)“Compensation and Talent Development Committee” means the Compensation and Talent Development Committee of the Board of Directors of Altria Group, Inc.

(e)“Disability” means a disability that entitles the Employee to benefits under the applicable long-term disability insurance program of the Company or any of its Subsidiaries.

(f)“Normal Retirement” means retirement from active employment with the Company and its Subsidiaries following both attainment of age 65 and completion of five years of service with the Company and its Subsidiaries.

(g)“Payment Date” has the meaning set forth in Section 6(a) of this Agreement.

(h)“Retirement” means retirement from active employment with the Company and its Subsidiaries following both attainment of age 50 and completion of five years of service with the Company and its Subsidiaries.

(i)“Subsidiary” means any company in which the Company, directly or indirectly, has a beneficial ownership interest of greater than 50 percent.

(j)“Termination of Employment” means a separation from service within the meaning of Code section 409A with the Company and all of its Subsidiaries, which includes circumstances in which the Employee is reasonably anticipated not to perform further services with the Company and its Subsidiaries. Notwithstanding the foregoing, with respect to an Employee who is not a United States taxpayer and is based in a jurisdiction outside the United States, a Termination of Employment shall be deemed to occur on the date that such Employee gives or is given notice of termination of employment with the Company and all of its Subsidiaries.

(k)“Vesting Date” means the date set forth in the Award Statement upon which the Award is generally no longer subject to forfeiture.

    2.    Condition to Award. The Company or its delegate, in its sole discretion, may require the Employee to execute a Confidentiality and Non-Competition Agreement in consideration of the Award by notifying the Employee of such requirement as soon as practicable after the Award Date. In such instance, the Award is consideration for and contingent on the Employee’s execution of the Confidentiality and Non-Competition Agreement. The Employee’s failure to execute the Confidentiality and Non-Competition Agreement within a reasonable time after receipt, as specified by the Company or its delegate, but in no event later than 90 days after the Company or its delegate provides the Employee with the Confidentiality and Non-Competition Agreement, will result in complete nullification of the Agreement, and the Employee will forfeit any and all rights to the Award.
    3.    Normal Vesting. The RSUs will vest on the Vesting Date, provided that the Employee remains an employee of the Company or a Subsidiary from the Award Date through the Vesting Date and otherwise satisfies the terms of this Agreement and the Plan. The Employee will have no rights to the shares of Common Stock or cash equivalent until the RSUs have vested.
    4.    Accelerated Vesting. In the event that the Employee experiences a Termination of Employment with the Company and all of its Subsidiaries prior to the Vesting Date due to death, Disability, or Normal Retirement, the RSUs will become fully vested on the date of such Termination of Employment. In addition, in the event of a “Change in Control” within the meaning of the Plan, the RSUs will become vested and payable in the circumstances and in the manner specified in section 6(a) of the Plan and Section 11 below.
    5.    Forfeiture. If the Employee experiences a Termination of Employment with the Company and all of its Subsidiaries for any reason other than death, Disability, or Normal Retirement prior to the Vesting Date, the Employee will forfeit all rights to the RSUs immediately after Termination of Employment. For purposes of this paragraph, the sale of a Subsidiary that employs the Employee will be considered a Termination of Employment with respect to such Employee. Notwithstanding the foregoing, upon a Termination of Employment described in this paragraph, the Compensation and Talent Development Committee may, in its sole discretion, vest some or all of the RSUs.
    6.    Payment of RSUs. The RSUs will become payable upon the normal or accelerated vesting date described in Section 3, 4, or 5 or following any later payment date described in Section 11, if applicable (“Payment Date”). Payment, in the form of issuance of shares of Common Stock and/or cash, will be made as soon as practicable following the Payment Date. However, in all cases payment will be made by the later of (a) December 31 of the year of the Payment Date or (b) two and a half months after the Payment Date. Upon such payment, the Company will issue and deliver to the Employee the number of shares of Common Stock equal to the number of vested RSUs or, if the Compensation and Talent Development Committee so determines in its sole discretion, the cash equivalent value of such shares of Common Stock, as determined by the Compensation and Talent Development Committee, in either case subject to satisfaction of applicable tax and/or other obligations as described in Section 9.
    7.     Voting and Dividend Rights. Unless and until the RSUs vest and the underlying Common Stock has been delivered to the Employee, the Employee will not have a right to vote the RSUs or receive dividends associated with shares of Common Stock underlying the RSUs. However, from the Award Date until the Vesting Date, the Employee will have the right to receive, free of vesting conditions (but subject to applicable withholding taxes), dividend equivalent cash payments in lieu of the dividends that the Employee would have received had the Employee held such shares of Common Stock, unless otherwise determined by the Compensation and Talent Development Committee.

    8.    Unfunded Award and Transfer Restrictions. Prior to settlement, the RSUs represent an unfunded and unsecured obligation of the Company. This Award and the RSUs are non-transferable and may not be sold, conveyed, assigned, transferred, pledged, or otherwise disposed of or encumbered at any time prior to vesting and settlement of the RSUs. If the Employee attempts to violate this Section 8, such action will be null and void, the Award will immediately become null and void, and the RSUs granted under the Award will be forfeited. These restrictions will not apply, however, to any shares of Common Stock or cash payments that the Employee has received pursuant to Section 6. If the Employee is a resident of Canada, the Employee acknowledges that the shares of Common Stock that the Employee receives pursuant to Section 6 are subject to a restriction on the first trade under Canadian securities laws.  As a result, the Employee acknowledges that any first trade of such shares of Common Stock must be made (a) through an exchange, or a market, outside of Canada, (b) to a person or company outside of Canada, or (c) otherwise in compliance with applicable Canadian securities laws.
    9.    Taxes and Withholding Taxes. The Company is authorized to satisfy any withholding taxes arising in connection with this Award by (a) deducting the number of RSUs having an aggregate value equal to the amount of withholding taxes due, or (b) the remittance of the required amounts from any proceeds realized upon the open-market sale of the Common Stock received in payment of vested RSUs by the Employee. The Company is authorized to satisfy any withholding taxes arising from the payment of cash in lieu of dividends pursuant to Section 7 by withholding the required amounts from such cash payment. The Company is also authorized to satisfy any withholding taxes referred to in this Section 9 by requiring a cash payment from the Employee or by withholding from other payments due to the Employee. If the Employee is covered by a Company tax equalization policy, the Employee also agrees to pay to the Company any additional hypothetical tax obligation calculated and paid under the terms and conditions of such tax equalization policy. The Employee agrees that the Employee is responsible for, and the Company and its Subsidiaries are not responsible for, any personal tax consequences in connection with the RSUs.

    10.    Beneficiary for Payments Upon Death. Upon the death of the Employee, any Common Stock or cash amounts paid in connection with the RSUs will be paid to the Employee’s estate. Notwithstanding the foregoing, the Compensation and Talent Development Committee may elect to permit the Employee to designate a beneficiary other than the Employee’s estate, and if the Compensation and Talent Development Committee so permits, then the proceeds will be paid to such beneficiary.

    11.    Code Section 409A Special Payment Provisions. This Agreement will be construed in a manner consistent with Code section 409A and the regulations thereunder. Special payment provisions apply under this Section 11 in two situations: (a) for RSUs with a Vesting Date between January 1 and March 15, if the Employee will become eligible for Retirement before the calendar year preceding the Vesting Date and (b) for RSUs with a Vesting Date after March 15, if the Employee will become eligible for Retirement before the calendar year in which the Vesting Date occurs. If the special payment provisions apply, then notwithstanding anything in this Agreement to the contrary:

(i) If the Employee is a “specified employee” within the meaning of Code section 409A, any payment of RSUs under Section 6 that is on account of his or her Termination of Employment will be delayed until the earlier of six months following such Termination of Employment or the Employee’s death.

(ii) In the event of a “Change in Control” under section 6(b) of the Plan that is not also a “change in control event” with the meaning of Treas. Reg. §1.409A-3(i)(5)(i), any RSUs that would otherwise become vested and paid pursuant to section 6(a) of the Plan upon such Change in Control will become vested, but will not be paid upon such Change in Control, and will instead be paid at the time the RSUs would otherwise be paid pursuant to this Agreement.

(iii) This Section 11(iii) applies in the event of a sale of a Subsidiary that is treated as a Termination of Employment under Section 5, but that does not result in a “separation from service” within the meaning of Code section 409A. In such event, any RSUs that become vested pursuant to Section 5 upon such sale will not be paid upon the accelerated vesting date, but will instead be paid upon the earlier of (A) the normal vesting date under Section 3 or (B) the Employee’s separation from service (within the meaning of Code section 409A) from the sold Subsidiary, including by reason of death or Disability.

    12.    Compensation Recoupment. Notwithstanding anything in this Agreement to the contrary, this Award shall be subject to the Altria Group, Inc. Executive Compensation Recoupment Policy and any other policy regarding forfeiture or compensation recoupment adopted by the Board of Directors of the Company (“Board”) or appropriate Committee of the Board. The Employee agrees by accepting this Award that the Board or Committee may make a cancellation, impose a repayment obligation, or take other necessary or appropriate actions to enforce this paragraph.

    13.    Employment Relationship. Nothing in this Agreement or in the Plan shall confer upon the Employee any right to continue in the employ of the Company or any Subsidiary for any period of specific duration or interfere with or restrict in any way the right of the Company or any Subsidiary, which is hereby expressly reserved, to remove, terminate or discharge the Employee at any time for any reason whatsoever, with or without cause and with or without advance notice.

14.    Entire Agreement; Severability. This Agreement and the Plan, along with the referenced information in the Award Statement, represents the entire agreement between the parties regarding the subject matter of this Agreement. The terms and provisions of the Plan are incorporated into and made a part of this Agreement. To the extent any provision of this Agreement is inconsistent or in conflict with any term or provision of the Plan, the Plan will govern. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

        IN WITNESS WHEREOF, this Restricted Stock Unit Agreement has been duly executed as of the date first written above.

ALTRIA GROUP, INC.

By:	Mary C. Bigelow Corporate Secretary

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